UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 2, 2006

QPC LASERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28153	20-1568015
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15632 Roxford Street, Sylmar, California	91342
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 986-0000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 2, 2006, the Registrant’s wholly-owned subsidiary, Quintessence Photonics Corporation (“QPC”), terminated its license agreement dated September 18, 2003 (the “License Agreement”) with Finisar Corporation (“Finisar”) pursuant to a License Termination Agreement dated September 18, 2006 (“Termination Agreement”). The termination of the License Agreement shall be effective upon the expiration of 91 calendar days from the date upon which Finisar, as licensee, receives the fully executed Note (as defined below) and Security Agreement (as defined below) and the security interests provided for in the Security Agreement have attached and have been perfected through the filing of a UCC-1 financing statement or through the filing of an assignment or other document in the United States Patent and Trademark Office.

In connection with the Termination Agreement, QPC is obligated to pay Finisar $6,000,000 as a termination fee pursuant to the terms of a secured promissory note (the “Note”), as more fully described below. The Note is collateralized by a pledge of QPC’s assets pursuant to a Security Agreement by QPC and Finisar dated September 18, 2006 (the “Security Agreement” and together with the Note, the “Transaction Documents”).

Under the License Agreement, QPC had granted Finisar a nonexclusive license to use, modify, copy, market and sell certain of QPC’s technology and intellectual property. The License Agreement also provided that Finisar be granted most favored purchaser status allowing Finisar to receive pricing on QPC’s products no less favorable than that provided to any other purchaser of QPC’s products.

Pursuant to the Note, a portion of the outstanding principal in the amount of $1,000,000 together with interest thereon at the rate of 9.7% per annum shall be fully amortized and payable in equal monthly installments commencing on November 18, 2006, with the last installment to be due and payable on September 18, 2009 (the “Maturity Date”). If QPC fails to pay any amount due at the Maturity Date or upon the occurrence of an Event of Default (as defined in the Note), interest shall accrue on the unpaid balance of the Note at a rate of 18% per annum until such Event of Default is cured. Upon the occurrence and continuance of any Event of Default, Finisar may also, at its option, declare the unpaid principal amount of the Note and all interest accrued and unpaid thereon to be immediately due and payable and exercise any or all of its rights and remedies under the Security Agreement and proceed to enforce all other rights and remedies available to it under applicable law. The Note is secured by certain collateral pursuant to the Security Agreement.

Pursuant to the Security Agreement, Finisar is granted a security interest in QPC’s accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment (including all fixtures), general intangibles (including Intellectual Property (as defined in the Security Agreement) owned or licensed by QPC), instruments, inventory, investment property, letter-of-credit rights, money and all products, proceeds and supporting obligations of the foregoing with an exception for any equipment that is now or hereafter held by QPC as lessee, licensee, or debtor under purchase money secured financing as further detailed in the Security Agreement (collectively “Collateral”) to secure QPC’s prompt payment on the Note and to secure performance of all of QPC’s obligations under the Transaction Documents (collectively, the “Obligations”). QPC executed a collateral assignment of trademark on October 11, 2006 to confirm the grant of a security interest, pledge and assignment set forth in the Security Agreement and to acknowledge that the Collateral includes, without limitation, QPC’s rights, title and interest in the “BRIGHTLASE” trademark, filed with the United States Patent and Trademark Office on June 6, 2005. The Security Agreement and the security interest granted in the Collateral shall terminate after all the Obligations have been paid in full (other than Obligations constituting contingent indemnification obligations). In connection with the foregoing, Finisar and certain creditors entered into an Intercreditor Agreement to establish their respective rights, powers and remedies with respect to the holding and enforcement of the security interest in and lien upon certain of the Collateral.

Item 1.02 Termination of a Material Definitive Agreement

Please see Item 1.01 for a description of the termination of the License Agreement.

Item 9.01	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description
10.11	License Termination Agreement dated September 18, 2006, by and between Quintessence Photonics Corporation and Finisar Corporation
10.12	Secured Promissory Note dated September 18, 2006, by Quintessence Photonics Corporation
10.13	Security Agreement dated September 18, 2006, by and between Quintessence Photonics Corporation and Finisar Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QPC LASERS, INC.

Dated: November 6, 2006	By:	/s/ George Lintz
George Lintz
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.11	License Termination Agreement dated September 18, 2006, by and between Quintessence Photonics Corporation and Finisar Corporation
10.12	Secured Promissory Note dated September 18, 2006, by Quintessence Photonics Corporation
10.13	Security Agreement dated September 18, 2006, by and between Quintessence Photonics Corporation and Finisar Corporation